April _, 1997

                            EXCHANGE AGENT AGREEMENT
                            ------------------------

The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street - 21st Floor
New York, New York 10286

Ladies and Gentlemen:

                  BankUnited Capital, a Trust formed under the laws of the State of Delaware (the "Trust") proposes to make an offer (the "Exchange Offer") to exchange its 10 1/4% Trust Preferred Securities, Series A (the "Old Series A Preferred Securities") for its New 10 1/4% Trust Preferred Securities, Series B (the "New Series B Preferred Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated April __, 1997 (the "Prospectus"), proposed to be distributed to all record holders of the Old Series A Preferred Securities. The Old Series A Preferred Securities and the New Series B Preferred Securities are collectively referred to herein as the "Securities".

                  The Trust hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

                  The Exchange Offer is expected to be commenced by the Trust on or about April __, 1997. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Old Series A Preferred Securities to accept the Exchange Offer and contains instructions with respect to the delivery of cer tificates for Old Series A Preferred Securities tendered in connection therewith.

                  The Exchange Offer shall expire at 5:00 P.M., New York City time, on May __, 1997 or on such later date or time to which the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Trust expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

                  The Trust expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Series A Preferred Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the




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Exchange Offer specified in the Prospectus under the caption "The Exchange Offer
-- Conditions to the Exchange Offer." The Trust will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

                  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing.

                  2. You will establish an account with respect to the Old Series A Preferred Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Series A Preferred Securities by causing the Book-Entry Transfer Facility to transfer such Old Series A Preferred Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                  3. You are to examine each of the Letters of Transmittal and certificates for Old Series A Preferred Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Series A Preferred Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Series A Preferred Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Series A Preferred Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

                  4. With the approval of the Administrative Trustee of the Trust (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in

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connection with any tender of Old Series A Preferred Securities pursuant to the
Exchange Offer.

                  5. Tenders of Old Series A Preferred Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -Procedures for Tendering Old Series A Preferred Securities", and Old Series A Preferred Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

                  Notwithstanding the provisions of this paragraph 5, Old Series A Preferred Securities which the Administrative Trustee of the Trust shall approve as having been properly ten dered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

                  6. You shall advise the Trust with respect to any Old Series A Preferred Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Series A Preferred Securities.

                  7. You shall accept tenders:

                  (a) in cases where the Old Series A Preferred Securities are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                  (c) from persons other than the registered holder of Old Series A Preferred Securities provided that customary trans fer requirements, including any applicable transfer taxes, are fulfilled.

                  You shall accept partial tenders of Old Series A Preferred Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Series A Preferred Securities to the transfer agent for split-up and return any untendered Old Series A Preferred Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

                  8. Upon satisfaction or waiver of all of the con ditions to the Exchange Offer, the Trust will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old

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Series A Preferred Securities properly tendered and you, on behalf of the Trust, will exchange such Old Series A Preferred Securities for New Series B Preferred Securities and cause such Old Series A Preferred Securities to be cancelled. Delivery of New Series B Preferred Securities will be made on behalf of the Trust by you at the rate of $1,000 liquidation amount of New Series B Preferred Securities for each $1,000 liquidation amount of the corresponding series of Old Series A Preferred Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Series A Preferred Securities by the Trust; provided, however, that in all cases, Old Series A Preferred Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Series A Preferred Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Series B Preferred Securities only in denominations of $1,000 liquidation amount or any integral multiple thereof.

                  9. Tenders pursuant to the Exchange Offer are ir revocable, except that, subject to the terms and upon the con ditions set forth in the Prospectus and the Letter of Trans mittal, Old Series A Preferred Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

                  10. The Trust shall not be required to exchange any Old Series A Preferred Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Trust not to exchange any Old Series A Preferred Securities tendered shall be given (and confirmed in writing) by the Trust to you.

                  11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Old Series A Preferred Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Ex change Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Series A Preferred Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  12. All certificates for reissued Old Series A Preferred Securities, unaccepted Old Series A Preferred

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Securities or for New Series B Preferred Securities shall be forwarded by first-class certified mail, return receipt re-quested.

                  13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                  14. As Exchange Agent hereunder you:

                           (a)      shall have no duties or obligations other
than those specifically set forth herein or as may be subse quently agreed to in writing by you and the Trust;

                           (b)      will be regarded as making no representa
tions and having no responsibilities as to the validity, suf ficiency, value or genuineness of any of the certificates or the Old Series A Preferred Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                           (c)       shall not be obligated to take any legal
action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                           (d)      may reasonably rely on and shall be pro
tected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                           (e)      may reasonably act upon any tender, state
ment, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                           (f)      may rely on and shall be protected in acting
upon written or oral instructions from any officer of the Trust;

                           (g)      may consult with your counsel with respect
to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good

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faith and in accordance with the advice or opinion of such counsel; and

                           (h)      shall not advise any person tendering Old
Series A Preferred Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Series A Preferred Securities.

                  15. You shall take such action as may from time to time be requested by the Trust or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Trust, Attention: Administrative Trustee, BankUnited Capital, 255 Alhambra Circle, Coral Gables, Florida 33134.

                  16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Administrative Trustee of the Trust and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Series A Preferred Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Trust or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Trust and such person as the Trust may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Trust shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate liquidation amount of Old Series A Preferred Securities tendered, the aggregate liquidation amount of Old Series A Preferred Securities accepted and deliver said list to the Trust.

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                  17. Letters of Transmittal and Notices of Guaranteed Delivery
shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Trust.

                  18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Trust, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                  19. For services rendered as Exchange Agent hereun der, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

                  20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

                  21. The Trust covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Series A Preferred Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Series A Preferred Securities; provided, however, that the Trust shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Trust be liable under this indemnity with respect to any claim against you unless the Trust shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action.

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The Trust shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Trust so elects, the Trust shall assume the defense of any suit brought to enforce any such claim. In the event that the Trust shall assume the defense of any such suit, the Trust shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Trust shall retain counsel satisfactory to you to defend such suit.

                  22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Trust understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

                  23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Series A Preferred Securities, your check in the amount of all transfer taxes so payable, and the Trust shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Series A Preferred Securities; provided, however, that you shall reimburse the Trust for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

                  24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a

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duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                  If to the Trust:

                           BankUnited Capital
                           255 Alhambra Circle
                           Coral Gables, Florida 33134

                           Facsimile:  (305) 569-3458
                           Attention:  Administrative Trustee

                  If to the Exchange Agent:

                           The Bank of New York
                           101 Barclay Street
                           Floor 21 West
                           New York, New York  10286

                           Facsimile:  (212) 815-5915
                           Attention:  Corporate Trust Trustee
                                       Administration

                  29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trust any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

                  30. This Agreement shall be binding and effective as of the date hereof.

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                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and re turning the enclosed copy.

                                           BANKUNITED CAPITAL,
                                           a Trust formed under the laws of
                                           the State of Delaware

                                           By:______________________________
                                              Name:
                                              Title: Administrative Trustee

Accepted as of the date
first above written:

THE BANK OF NEW YORK, as Exchange Agent

By:_____________________
   Name:
   Title:

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                                   SCHEDULE I

                                      FEES



          $2,500 for all fees and expenses

          $  500 per extension of exchange offer





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